[USE LOGO ]
                                U.S. ENERGY CORP.

                     MINERALS PLAZA, GLEN L. LARSEN BUILDING
                               877 NORTH 8TH WEST
                             RIVERTON, WYOMING 82501


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON FRIDAY, DECEMBER 5, 1997


TO THE SHAREHOLDERS OF U.S. ENERGY CORP:

      PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of U.S. Energy Corp., a Wyoming corporation (the "Company" or "USE"), will be held at the Company's executive offices, 877 North 8th West, Riverton, Wyoming 82501 on Friday, December 5, 1997, at 11:00 a.m., local time, or at any adjournments thereof (the "Meeting"), for the purpose of acting upon:

        1. The election of one director to serve until the third succeeding annual meeting of shareholders, and until his successor has been duly elected or appointed and qualified;

        2. Amending the Restated 1996 Stock Award Program to extend the term of the Stock Award Program through 2007 and eliminate the requirement of annual shareholder approval of the number of shares awarded each year. The total number of shares which may be issued under the Stock Award Program (approved by the shareholders in 1996) will not be increased.

        3. Such other business as may properly come before such meeting.

        Only shareholders of record at the close of business on Friday, October 10, 1997, will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The Company's transfer books will not be closed for the Meeting.

        A list of shareholders entitled to vote at the Meeting will be available for inspection by any record shareholder at the Company's principal executive offices in Riverton, Wyoming. The inspection period begins two days after the date this Notice is given and ends at the conclusion of the Meeting.

                                            By Order of the Board of Directors

                                               /s/ Max T. Evans

                                            MAX T. EVANS, Secretary

        Please date, sign and return your Proxy so that your shares may be voted as you wish, and to assure quorum. The prompt return of your signed Proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. The giving of such Proxy does not affect your right to vote in person should you attend the Meeting.


                             YOUR VOTE IS IMPORTANT

Dated: November 7, 1997

                                U.S. ENERGY CORP.

                     MINERALS PLAZA, GLEN L. LARSEN BUILDING
                               877 NORTH 8TH WEST
                             RIVERTON, WYOMING 82501

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON FRIDAY, DECEMBER 5, 1997

        The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of U.S. Energy Corp. (the "Company" or "USE") for use at the Annual Meeting of Shareholders to be held at 11:00 a.m. local time on Friday, December 5, 1997 (the "Meeting"). It is expected that the Notice of Meeting, Proxy Statement and Proxy will be mailed to record shareholders on or about November 7, 1997.

                              REVOCABILITY OF PROXY

        The Proxy may be revoked at any time, to the extent it has not been exercised, by: (i) written revocation; (ii) executing a later-dated Proxy and delivering it to the Company; (iii) requesting (in writing) a return of the Proxy; or (iv) the shareholder voting in person at the Meeting.

                                 VOTING OF PROXY

        If the enclosed Proxy is executed and returned, it will be voted as indicated by the shareholder on the proposals. Unless otherwise instructed to the contrary in the Proxy, the appointees named in the Proxy will:

        1. VOTE FOR the management nominee to the Board; and

        2. VOTE in favor of extending the term of the 1996 Stock Award Program, and eliminate the requirement of annual shareholder approval of the number of shares awarded each year.

        3. VOTE in accordance with their best judgment on any other matters that may properly come before the Meeting.

        As of the date of the Notice of Meeting and Proxy Statement, the management of the Company has no knowledge of other matters that may be brought before the Meeting.

                                  SOLICITATION

        The costs of preparing, assembling and mailing the Notice of Meeting, Proxy Statement, Proxy, (collectively the "Proxy Materials") as well as solicitations of the Proxies and miscellaneous costs with respect to the same, will be paid by the Company. The solicitation is to be made by use of the mails. The Company may also use the services of its directors, officers and employees to solicit Proxies, personally or by telephone and telegraph, at no additional salary or compensation. The Board does not expect to use specially engaged employees or paid solicitors, although it reserves the right to do so.

        The Company intends to request banks, brokerage houses and other such custodians, nominees and fiduciaries to forward copies of the Proxy Materials to those persons for whom they hold shares and request authority for the execution of the Proxies. The Company will reimburse the nominee holders for reasonable out-of-pocket expenses incurred by them in so doing.

                                VOTING SECURITIES

        Only holders of record of shares of the Company's $.01 par value common stock (the "Common Stock"), at the close of business on Friday, October 10, 1997, will be entitled to vote at the Meeting. On the record date, the Company had 6,849,051 shares of Common Stock outstanding and entitled to vote. The Company has no other class of voting securities outstanding. Each share of Common Stock is entitled to one vote, in person or by proxy, on all matters other than the election of directors, with respect to which cumulative voting is provided. Cumulative voting generally allows each holder of shares of Common Stock to multiply the number of shares owned by the number of directors being elected, and to distribute the resulting number of votes among nominees in any proportion that the holder chooses.

        A majority of the issued and outstanding shares of Common Stock, represented in person or by Proxy, constitutes a quorum at any shareholders' meeting.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

        The following is a list of all record holders who, as of October 10, 1997 beneficially owned more than five percent of the outstanding shares of Common Stock, as reported in filings with the Securities Exchange Commission (the "SEC") or as otherwise known to the Company. Except as otherwise noted, each holder exercises the sole voting and dispositive powers over the shares listed opposite the holder's name, excluding the shares subject to forfeiture and those held in ESOP accounts established for the employee's benefit.
Dispositive powers over the forfeitable shares held by employees and a non-employee director who are not officers is shared by the Company's Board of Directors. Voting and dispositive powers are shared by the Company's non-employee directors (Messrs. Anderson, Bebout, Brenman and Fraser) over forfeitable shares held by the Company's five executive officers ("Officers
Forfeitable Shares"). The ESOP Trustees exercise voting powers over non-allocated ESOP shares and dispositive powers over all ESOP shares. It should be noted that voting and dispositive powers over certain shares are shared by two or more of the listed holders. Such securities are reported opposite each holder having a shared interest therein. See "Certain Other Transactions".

                                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                         ------------------------------------------------------------
                            VOTING RIGHTS       DISPOSITIVE RIGHTS          TOTAL         PERCENT
NAME AND ADDRESS         -------------------   --------------------       BENEFICIAL         OF
OF BENEFICIAL OWNER        SOLE      SHARED      SOLE      SHARED          OWNERSHIP      CLASS(1)
-------------------        ----      ------      ----      ------          ---------      --------
John L. Larsen(2)        575,277   1,056,338   548,636    1,406,974        1,985,036        27.6%
201 Hill Street
Riverton, WY 82501

Max T. Evans(3)          108,461     868,726   108,461    1,117,512        1,244,259        17.8%
1410 Smith Road
Riverton, WY 82501

Daniel P. Svilar(4)      135,363     699,059   113,163      699,059          860,272        12.3%
580 S. Indiana Street
Hudson, WY 82515

Michael D. Zwickl(5)      65,839     512,359    65,839      512,359          578,198         8.4%
137 North Beech Street
Casper, WY 82601

Kathleen R. Martin(6)        -0-     512,359       -0-      512,359          512,359         7.5%
309 North Broadway
Riverton, WY 82501

Crested Corp.            512,359         -0-   512,359          -0-          512,359         7.5%
877 North 8th West
Riverton, WY 82501

Harold F. Herron(7)       84,674     368,079    79,067      719,615          819,615        11.8%
3425 Riverside Road
Riverton, WY 82501

U.S. Energy Corp. ESOP(8)155,811         -0-   404,597          -0-          404,597         6.0%
877 North 8th West
Riverton, WY 82501

Kennedy Capital
Management, Inc.         565,323         -0-   806,473          -0-          806,473        11.8%
10829 Olive Boulevard
St. Louis, MO 63141
__________

                                        2





        (1) Percent of class is computed by dividing the number of shares beneficially owned plus any options held by the reporting person, by the number of shares outstanding plus the shares underlying options held by that person.

        (2) Mr. Larsen exercises sole voting powers over 242,536 directly owned shares, 106,000 shares held in joint tenancy with his wife, 200,100 shares underlying options and 26,641 shares held in the U.S. Energy Corp. Employee Stock Ownership Plan ("ESOP") account established for his benefit. The directly owned shares include 27,500 shares gifted to his wife, that have remained in Mr. Larsen's name. Shares over which shared voting rights are exercised consist 155,811 shares held by the ESOP, which have not been allocated to accounts established for specific beneficiaries and shares held by corporations of which Mr. Larsen is a director consisting of 512,359 shares held by Crested Corp. ("Crested"), 125,556 shares held directly by Plateau Resources Limited ("Plateau"), 75,000 shares underlying options held by Plateau, 100,000 shares held by Sutter Gold Mining Company ("SGMC"), 75,000 shares underlying options held by SGMC, and 12,612 shares held by Ruby Mining Company ("Ruby"). Mr. Larsen shares voting and dispositive rights over such shares with the other directors of those corporations. Mr. Larsen shares voting powers over the unallocated ESOP shares and dispositive powers over all ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustees. Shares over which sole dispositive rights are exercised consist of directly owned shares, joint tenancy shares and options, less the 27,500 shares gifted, but not transferred, to his wife. Shares for which shared dispositive powers are held consist of the 404,597 shares held by the ESOP, 101,850 shares held by employees who are not officers or directors of the Company and a non-employee director ("Forfeitable Shares") which are subject to forfeiture, the shares held by Crested, Plateau, SGMC and Ruby, and the Plateau and SGMC option shares. The shares listed under "Total Beneficial Ownership" also include 29,426 shares beneficially held by Mr. Larsen which are subject to forfeiture. The Company's non-employee directors exercise shared voting and dispositive powers over such shares. The shares shown as beneficially owned by Mr. Larsen do not include 42,350 shares owned directly by his wife, who exercises the sole investment and voting powers over those shares.

        (3) Shares over which Mr. Evans exercises sole voting powers consist of 2,901 directly owned shares, 36,389 shares held in joint tenancy with his wife, 11,971 shares held in an Individual Retirement Account ("IRA") for his benefit and 57,200 shares underlying options. Shares for which Mr. Evans holds sole dispositive powers are comprised of his directly held shares, joint tenancy shares, IRA shares and the shares underlying his options. Shares over which Mr. Evans exercises shared voting rights consist of the shares held by Crested, Plateau, the unallocated ESOP shares and the Plateau options. He exercises shared dispositive rights over the shares held by Crested, Plateau, the ESOP, and the Plateau options. Mr. Evans shares voting and dispositive powers over the shares held by Crested and Plateau with the remaining directors of those companies. The shares listed under "Total Beneficial Ownership" also include 18,286 shares beneficially held by Mr. Evans which are subject to forfeiture.
The Company's non-employee directors exercise shared voting and dispositive powers over such shares.

        (4) Mr. Svilar exercises sole voting powers over 22,084 directly owned shares, 12,700 shares held in joint tenancy with his wife, 11,000 shares held jointly with a deceased family member, 1,000 shares held as custodian for his minor child under the Wyoming Uniform Transfers to Minors Act (the Minor's shares), 66,000 shares underlying options and 22,200 shares held in the ESOP account established for his benefit. He holds sole dispositive power over his directly held shares, joint tenancy shares, Minor's shares and the shares underlying his options. The shares over which he exercises shared voting and dispositive rights consist of the 512,359 shares held by Crested and the 100,000 shares and 75,000 shares underlying options held by SGMC. Mr. Svilar exercises shared voting and dispositive powers as a director of Crested and SGMC with the other directors of those companies. He also exercises shared voting and investment powers of 11,700 shares held by a nonaffiliated company of which Mr. Svilar is a partner. The shares listed under "Total Beneficial Ownership" also include 25,850 shares beneficially held by Mr. Svilar which are subject to forfeiture. The Company's non-employee directors exercise shared voting and dispositive powers over such shares.

        (5) Mr. Zwickl exercises sole voting and dispositive powers over 8,770 directly held shares, 3,444 shares held in an IRA established for his benefit and 53,625 shares held by two (2) limited partnerships. He is the sole officer and director of the corporate general partner of those partnerships. As a director of Crested, Mr. Zwickl exercises shared voting and dispositive powers over the 512,359 shares held by Crested with the other Crested directors.


                                              3




        (6) Consists of shares held by Crested over which shared voting and dispositive powers are exercised with the other Crested directors.

        (7) Mr. Herron exercises sole voting powers over 54,486 directly owned shares, 12,000 shares held for his minor children under the Wyoming Uniform Transfers to Minors Act (the Minor's shares), 11,000 shares underlying options, 5,607 shares held in the ESOP account established for his benefit and 1,581 shares held by Northwest Gold, Inc. ("NWG"). Sole dispositive powers are exercised over the directly held shares, the Minor's shares, the shares underlying options and the shares held by NWG. Mr. Herron exercises sole voting and investment powers over the NWG shares as NWG's sole director. Mr. Herron exercises shared voting rights over 125,556 shares held by Plateau, 75,000 shares underlying options held by Plateau, 12,612 shares held by Ruby and the 155,811 unallocated ESOP shares. Shared dispositive rights are exercised over the shares held by the ESOP, Plateau, Ruby and the 101,850 Forfeitable Shares. Mr. Herron exercises shared dispositive and voting powers over the shares held by Plateau and Ruby as a director of those companies with the other directors of those companies. He exercises powers over the ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustees. The shares listed under "Total Beneficial Ownership" also include 21,013 shares beneficially held by Mr. Herron which are subject to forfeiture. The Company's non-employee directors exercise shared voting and dispositive powers over such shares. The shares shown as beneficially owned by Mr. Herron do not include 2,895 shares owned directly by his wife who exercises the sole voting and dispositive powers over those shares.

        (8) The ESOP holds 404,597 shares, 155,811 of which have not been allocated to accounts of individual plan beneficiaries. The Trustees exercise the voting rights over the unallocated shares an dispositive rights over all ESOP shares. Plan participants exercise voting rights over allocated shares.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

        Pursuant to the Bylaws, Company's directors are divided into three classes, each consisting of two persons so far as is practicable. Directors are elected until the third succeeding annual meeting and until their successors have been duly elected or appointed and qualified or until death, resignation or removal. Because of the addition of Mr. Fraser in 1996, and the resignation of Mr. Evans in 1997, only one director is in the class up for re-election in 1977. The term of one director, John L. Larsen will expire at the Meeting, and he has been nominated for re-election. The current directors of the Company are:

                                    OTHER                         MEETING AT
NAME, AGE AND                  POSITIONS WITH        DIRECTOR     WHICH TERM
DESIGNATION                   WITH THE COMPANY         SINCE      WILL EXPIRE
-----------                   ----------------         -----      -----------

John L. Larsen (66)              Chairman, CEO         1966           1997
 (nominee)                       and President                   Annual Meeting
                                 (c)(d)(e)

Harold F. Herron (44)            Vice President        1989           1998
 (continuing director)           (a)(b)(c)(e)                    Annual Meeting

David W. Brenman (41)            (b)(d)                1989           1998
 (continuing director)                                           Annual Meeting

Don C. Anderson (71)             (a)                   1990           1999
 (continuing director)                                           Annual Meeting

Nick Bebout (47)                 (b)(d)                1989           1999
 (continuing director)                                           Annual Meeting

H. Russell Fraser (56)           (b)(c)(d)             1996           1999
 (continuing director)                                           Annual Meeting

        (a)    Member of the nominating committee.
        (b)    Member of the compensation/stock option committee.
        (c)    Member of the executive committee.
        (d)    Member of the audit committee.
        (e)    ESOP trustee.

        As noted under "Voting Securities", cumulative voting is allowed in the election of directors. The two directors receiving the greatest number of votes cast at a duly convened meeting will be elected. The proxy holders named in the Proxies do not currently intend to cumulate the votes of Proxies received by them, but reserve the right to cumulatively vote such shares for the management appointees, in such manner as they elect.

        Management recommends that the shareholders vote for the re-election of Mr. Larsen to the Board of Directors.

        Executive officers of the Company are elected by the Board at annual directors' meetings, which follow each Annual Shareholders' Meeting, to serve until the officer's successor has been duly elected and qualified, or until death, resignation or removal by the Board.

FAMILY RELATIONSHIPS.

        HAROLD F. HERRON, a director and Vice-President, is the son-in-law of John L. Larsen, a principal shareholder, Chairman, President and CEO. Nick Bebout, a director, is a nephew of Daniel P. Svilar, a principal shareholder and General Counsel. There are no other family relationships among the executive officers or directors of the Company.

BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS OF DIRECTORS AND NOMINEES.

        JOHN L. LARSEN has been principally employed as an officer and director of the Company and Crested Corp. for more than the past five years. He is also a director of the Company's subsidiary, Ruby Mining Company ("Ruby"). Crested and Ruby have registered equity securities under the Securities Exchange Act of 1934 (the "Exchange Act"). Mr. Larsen is Chief Executive Officer and Chairman of the board of directors of Plateau Resources, Limited and of Sutter Gold Mining Company, and he is a director of Yellow Stone Fuels Corp.

        MAX T. EVANS has been principally employed as an officer and chief geologist of the Company and Crested for more than the past five years. Mr. Evans resigned as a director of the Company in 1997. He is President and a director of Crested. Mr. Evans received B.S. and M.S. degrees in geology from Brigham Young University.

        HAROLD F. HERRON has been the Company's Vice-President since January 1989. From 1976, Mr. Herron has been an employee of Brunton, a manufacturer and/or marketer of compasses, binoculars and knives. Brunton was a wholly owned Company subsidiary until Brunton was sold in February 1996. Initially, he was Brunton's sales manager, and since 1987 he has been its President. Mr. Herron is a director of Ruby and NWG, which have registered equity securities under the Exchange Act. Mr. Herron received an M.B.A. degree from the University of Wyoming after receiving a B.S. degree in Business Administration from the University of Nebraska at Omaha.

        DAVID W. BRENMAN has been a director of the Company since January 1989. Since September 1988, Mr. Brenman has been a self-employed financial consultant. In that capacity, Mr. Brenman has assisted the Company and Crested in negotiating certain financing arrangements. From February 1987 through September 1988, Mr. Brenman was a vice-president of project financing for Lloyd's International Corp., a wholly-owned subsidiary of Lloyd's Bank, PLC. From October 1984 through February 1987, Mr. Brenman was President, and continues to be a director of Cogenco International, Inc., a company engaged in the electric cogeneration industry, which has registered equity securities under the Exchange Act. Mr. Brenman has an L.L.M. degree in taxation from New York University and a J.D. degree from the University of Denver.

        DON C. ANDERSON has been a Company director since May 1990. From January 1990 until mid-fiscal 1993, Mr. Anderson was the Manager of the Geology Department for the Company. Mr. Anderson was Manager of Exploration and Development for Pathfinder Mines Corporation, a major domestic uranium mining and milling corporation, from 1976 until his retirement in 1988. Previously, he was Mine Manager for Pathfinder's predecessor, Utah International, Inc., from 1965 to 1976. He received a B. S. degree in geology from Brigham Young University.

        NICK BEBOUT has been director and President of NUCOR, Inc. ("NUCOR"), a privately-held corporation that provides exploration and development drilling services to the mineral and oil and gas industries, since 1987. Prior to that time, Mr. Bebout was Vice President of NUCOR from 1984. Mr. Bebout is also an officer, director and owner of other privately-held entities involved in the resources industry.

        H. RUSSELL FRASER has been chairman of the board and chief executive officer of Fitch Investors Services, L.P. for more than the past five years. Fitch Investors Services, L.P., New York, New York, is a nationwide stock and bond rating and information distribution company. From 1980-1989, Mr. Fraser served as president and chief executive officer of AMBAC, the oldest municipal bond issuer in the United States. Under his direction, AMBAC's assets grew to more than $1 billion at year-end 1988 from $35 million at the beginning of 1980, while statutory net income after taxes increased to $57 million in 1988 from a loss in 1979.

        Before joining AMBAC, Mr. Fraser was senior vice president and director of fixed-income research at Paine Webber, Inc. While a member of the board of directors at Paine Webber, Mr. Fraser participated in both the corporate and public finance departments and headed Paine Webber's trading and sales for all corporate bond products. Previously, he managed corporate ratings at Standard & Poor's, supervising research analysis of corporate bonds, preferred stock, and commercial paper. During his tenure at S&P he started commercial paper ratings 'A-1' through 'A-3', initiating the plus and minus qualifiers and rating the first two financial guaranty companies, AMBAC and MBIA. Mr. Fraser holds a B.S. in finance and economics from the University of Arizona. He is a member of the Municipal Analysts Group of New York and founder of the Fixed Income Analysts Society.

ADVISORY BOARD

        The Board of Directors has established an Advisory Board to be comprised of individuals with experience in the areas of business, financial services, national elected office, and other areas. The members of the Advisory Board will meet quarterly to review topics of interest or concern to the Board of Directors, and report to the Board of Directors the findings and recommendations of the Advisory Board. The Advisory Board will not include any directors or officers of the Company, and none of the findings or recommendations of the Advisory board will be binding upon the Company.

        The first appointment to the Advisory Board is the Honorable Alan K. Simpson.

        SECURITY OWNERSHIP OF NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth, as of October 10, 1997, the shares of Common Stock, and the $.001 par value common stock of the Company's 52%-owned subsidiary, Crested, held by each director and nominee, and by all officers and directors as a group. Unless otherwise noted, the listed record holder exercises sole voting and dispositive powers over the shares reported as beneficially owned, excluding the shares subject to forfeiture and those held in ESOP accounts established for the employee's benefit. Dispositive powers over the forfeitable shares is shared by the Company's Board of Directors, while the ESOP Trustees exercise dispositive powers over all ESOP shares. It should be noted that voting and dispositive powers for certain shares are shared by two or more of the listed holders. Such shares are reported opposite each holder having a shared interest therein, but are only included once in the shareholdings of the group presented in the table.

                          COMPANY COMMON STOCK                    CRESTED COMMON STOCK
                    -------------------------------          ------------------------------
                         AMOUNT AND         PERCENT               AMOUNT AND        PERCENT
                          NATURE OF           OF                   NATURE OF          OF
                    BENEFICIAL OWNERSHIP   CLASS(1)          BENEFICIAL OWNERSHIP  CLASS(1)
                    --------------------   --------          --------------------  --------

John L. Larsen          1,985,036(2)         27.6%             5,879,182(9)          57.1%

Harold F. Herron          819,695(2)         11.8%             5,574,999(10)         54.1%

Don C. Anderson           222,813(3)          3.3%             5,300,297(11)         51.5%

Nick Bebout               229,764(4)          3.6%             5,300,297(11)         51.5%

David W. Brenman          218,658(5)          3.2%             5,300,297(11)         51.5%

H. Russell Fraser         218,658(6)          3.2%             5,300,297(11)         51.5%

Max T. Evans            1,244,259(2)         17.8%               414,236(12)          4.0%

Daniel P. Svilar          860,272(2)         12.3%               530,000(13)          5.1%

R. Scott Lorimer          239,379(7)          3.4%               265,000(14)          2.6%

All officers and
directors as a
group (eight persons)   2,444,772(8)         35.7%             6,244,235(15)         60.6%



        (1) Percent of class is computed by dividing the number of shares beneficially owned plus any options held by the reporting person or group, by the number of shares outstanding plus the shares underlying the options held by that person or group.

        (2) See footnotes for this person to the table presented under the heading "Principal Holders of Voting Securities".

        (3) Includes 6,100 directly held shares, 3,055 shares held in an IRA established for Mr. Anderson's benefit, over which he exercises sole voting and dispositive power. Also includes 21,000 shares subject to forfeiture over which Mr. Anderson exercises sole voting power. Mr. Anderson exercises shared dispositive powers over the 101,850 shares held by individuals who are not officers of the Company which are subject to forfeiture ("Forfeitable Shares"), with the other directors of the Company. As a non-employee director, Mr. Anderson exercises shared voting and dispositive rights over 97,650 shares held by executive officers which are subject to forfeiture ("Officers Forfeitable Shares"), with the other non-employee directors.

        (4) Consists of 16,056 shares held directly, 50 shares held in joint tenancy with his wife and 213,658 shares subject to forfeiture. Mr. Bebout exercises sole voting and dispositive powers over the directly held shares and joint tenancy shares. Mr. Bebout exercises shared dispositive powers over the 101,850 Forfeitable Shares with the other directors of the Company. As a non-employee director, Mr. Bebout exercises shared voting and dispositive rights over the 97,650 Officers Forfeitable Shares, with the other non-employee directors.

        (5) Consists of 5,000 shares held directly and 213,658 shares subject to forfeiture. Mr. Brenman exercises sole voting and dispositive powers over the 5,000 directly held shares. Mr. Brenman exercises shared dispositive powers over the 101,850 Forfeitable Shares with the other directors of the Company. As a non-employee director, Mr. Brenman exercises shared voting and dispositive rights over the 97,650 Officers Forfeitable Shares, with the other non-employee directors.

                                        7




        (6) Consists of 1,000 directly held shares and 4,000 shares held in an IRA for Mr. Fraser's benefit, and 213,658 shares subject to forfeiture. Mr. Fraser exercises sole voting and dispositive rights over the directly held shares and the IRA shares. Mr. Fraser exercises shared dispositive powers over the 101,850 Forfeitable Shares with the other directors of the Company. As a non-employee director, Mr. Fraser exercises shared voting and dispositive rights over the 97,650 Officers Forfeitable Shares, with the other non-employee directors.

        (7) Mr. Lorimer exercises sole voting powers over 2 directly held shares, 17,444 shares held in the ESOP account established for his benefit, and 29,700 shares underlying options. Mr. Lorimer exercises sole dispositive powers over his directly held shares and the shares underlying his options. He shares voting and dispositive powers over 100,000 shares and 75,000 shares underlying options held by SGMC as a director of SGMC. The shares listed under "Total Beneficial Ownership" also include 17,233 shares beneficially held by Mr. Lorimer which are subject to forfeiture. The Company's non-employee directors exercise shared voting and dispositive powers over such shares.

        (8) Consists of 1,002,182 shares over which the group members exercise sole voting rights, including 364,000 shares underlying options and 32,248 shares allocated to ESOP accounts established for the benefit of group members. The listed shares include 908,216 shares over which group members exercise sole dispositive rights. Shared voting and dispositive rights are exercised with respect to 1,179,846 and 1,530,482 shares, respectively.

        (9) Consists of 5,300,297 Crested shares held by the Company, 100,000 shares and 150,000 shares underlying options held by SGMC, 60,000 shares and 150,000 shares underlying options held by Plateau, 53,885 shares held by Ruby with respect to which shared voting and dispositive powers are exercised as a director with the other directors of those Companies and 65,000 forfeitable shares held by employees, over which Mr. Larsen exercises shared dispositive powers with the remaining Crested directors.

        (10) Include 6,932 directly held shares and 3,885 shares held by NWG over which Mr. Herron exercises sole voting and investment powers. Mr. Herron is the sole director of NWG. Also includes the Crested shares held by the Company and Ruby, and the shares and shares underlying options held by Plateau, with respect to which shared voting and dispositive powers are exercised as a USE, Plateau and Ruby director with the other directors of those companies.

        (11)Consist of the Crested shares held by the Company with respect to which shared voting and dispositive powers are exercised as a director with the other directors of the Company.

        (12) Includes 139,236 directly held shares, and 60,000 shares and 150,000 shares underlying options held by Plateau, with respect to which shared voting and dispositive powers are exercised as a director with the other directors of Plateau and 65,000 forfeitable shares held by employees, over which Mr. Evans exercises shared dispositive powers with the remaining Crested directors.

        (13) Mr. Svilar exercises sole voting and dispositive over 175,000 directly held shares and 40,000 shares which are held in joint tenancy with a deceased family member. Also includes 100,000 shares and 150,000 shares underlying options held by SGMC with respect to which shared voting and dispositive powers are exercised as a director with the other directors of SGMC and 65,000 forfeitable shares held by employees, over which Mr. Svilar exercises shared dispositive powers with the remaining Crested directors.

        (15) Mr. Lorimer exercises sole voting powers over 15,000 shares which are subject to forfeiture. In addition, as a director of SGMC, Mr. Lorimer shares voting and dispositive powers with the other SGMC directors over 100,000 Crested shares and 150,000 Crested shares underlying options held by SGMC.

        (15)Consists of 376,198 shares over which the group members exercise sole voting rights, including 15,000 shares subject to forfeiture. The listed shares include 361,168 shares over which group members exercise sole dispositive rights. Shared voting and dispositive rights are exercised with respect to 5,818,067 and 5,883,067 shares, respectively.


                                        8




        Each director beneficially holds the 2,400,000, 2,040,000 and 255,000,000 shares of Ruby, NWG and Four Nines Gold, Inc. ("FNG") common stock, respectively, held by the Company. They exercise shared voting and dispositive powers over those shares as Company directors with the other Company directors. Those shares represent 26.7%, 7.6%, and 50.9% of the outstanding shares of Ruby, NWG, and FNG, respectively. John L. Larsen beneficially holds 272,500,000 shares of FNG common stock (54.4% of the outstanding shares), which includes 255,000,000 shares held by the Company, 5,000,000 held by USECC Joint Venture and 5,000,000 shares held by Crested, over which Mr. Larsen shares voting and dispositive powers with the remaining directors of the Company and Crested. Harold F. Herron beneficially holds 2,400,500, 2,597,500, and 265,000,000 shares of the common stock of Ruby, NWG, and FNG, respectively, representing 26.7%, 9.7%, and 52.9%, respectively, of those classes of stock. Daniel P. Svilar beneficially owns 14,000,000 shares of the common stock of FNG (4,000,000 shares directly in joint tenancy with other family members), representing 2.8% of that class. None of the other directors or officers directly hold any other shares of stock of Ruby, NWG or FNG. All executive officers and directors of the Company as a group (8 persons) hold 2,400,500, 2,597,500, and 284,500,000 shares of the stock of Ruby, NWG, and FNG, representing 26.7%, 9.7%, 60.0% and 56.2% of the outstanding shares of those companies, respectively.

        The Company has reviewed Forms 3, 4 and 5 reports concerning ownership of Common Stock in the Company, which have been filed with the SEC under Section 16(a) of the Exchange Act, and received written representations from the filing persons. Based solely upon review of the reports and representations, Messrs. Larsen and Herron each had three late filings; Messrs. Evans, Svilar, Lorimer and Fraser each had two late filings, and Crested Corp. and Messrs. Anderson and Brenman each had one late filing. The Company believes no other director, executive officer, beneficial owner of more than ten percent of the Common Stock, or other person subject obligations, failed to file such reports on a timely basis during fiscal 1996.

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

        The following information is provided pursuant to Item 401 of Reg. S-B, regarding the executive officers of the Company who are not also directors.

        MAX T. EVANS, age 72, has been Secretary for USE and President of Crested for more than the past five years. Mr. Evans had been a director of USE for more than the past five years, prior to April 17, 1997. He serves at the will of each board of directors. There are no understandings between Mr. Evans and any other person pursuant to which he was named as an officer. He has no family relationships with any of the other executive officers or directors of USE or Crested. During the past five years, Mr. Evans has not been involved in any Reg.
S-B Item 401(d) proceeding.

        DANIEL P. SVILAR, age 68 has been General Counsel for USE and Crested for more than the past five years. He also has served as Secretary and a director of Crested, Assistant Secretary of USE, and is an officer of SGMC. His positions of General Counsel to, and as officers of the companies, are at the will of each board of directors. There are no understandings between Mr. Svilar and any other person pursuant to which he was named as officer or General Counsel. He has no family relationships with any of the other executive officers or directors of USE or Crested, except his nephew Nick Bebout is a USE director. During the past five years, Mr. Svilar has not been involved in any Reg. S-B
Item 401(d) proceeding.

        ROBERT SCOTT LORIMER, age 46, has been Treasurer, Chief Financial Officer, Controller and Chief Accounting Officer for USE and Crested for more than the past five years. Mr. Lorimer is also an officer of Sutter Gold Mining Company, and is an officer of Yellow Stone Fuels Corp. Mr. Lorimer is also chief financial officer and a director of the Brunton Company. He serves at the will of the Boards of Directors. There are no understandings between Mr. Lorimer and any other person, pursuant to which he was named an officer, and he has no family relationship with any of the other executive officers or directors of USE or Crested. During the past five years, he has not been involved in any Reg. S-B
Item 401(d) listed proceeding.


                                        9




                             EXECUTIVE COMPENSATION

        Under a Management Agreement dated August 1, 1981, the Company and Crested share certain general and administrative expenses, including compensation of the officers and directors of the companies (but excluding directors' fees) which have been paid through the USECC Joint Venture ("USECC"). Substantially all the work efforts of the officers of the Company and Crested are devoted to the business of both the Company and Crested.

        All USECC personnel are Company employees, in order to utilize the Company's ESOP as an employee benefit mechanism. The Company charges USECC for the direct and indirect costs of its employees for time spent on USECC matters, and USECC charges one-half of that amount to each of Crested and the Company.

        The following table sets forth the compensation paid to the USE Chief Executive Officer, and those of the four most highly compensated USE executive officers who were paid more than $100,000 cash in any of the three fiscal years ended May 31, 1997. The table includes compensation paid such persons by Crested for 1995, 1996 and 1997, and Brunton for 1995 and 1996 for such persons' services to such subsidiaries.

                                       SUMMARY COMPENSATION TABLE

                                                                   Long Term Compensation
                                                             --------------------------------
                                    Annual Compensation              Awards          Payouts
                            -----------------------------------------------------------------
(a)                (b)          (c)         (d)      (e)         (f)          (g)       (h)       (i)
                                                    Other
Name                                               Annual    Restricted                        All Other
And                                                Compen-      Stock                  Ltip     Compen-
Principal                                          Sation     Award(s)     Options/   Payouts   Sation
Position          Year       Salary($)   Bonus($)    ($)         ($)        Sars(#)     ($)     ($)(4)
--------          ----       ---------   --------    ---         ---        -------     ---     ------
John L. Larsen    1997      $131,200     $4,000      --     $ 98,158(1)       -0-        --     $13,500
 CEO and          1996       148,600      -0-        --         --            -0-        --      15,566
 President        1995       144,023      2,751      --        9,000(2)       -0-        --      13,361

Daniel P. Svilar  1997      $109,700     $3,400      --       81,454(1)       -0-        --     $11,300
 General Counsel  1996       124,153      -0-        --         --            -0-        --      14,009
 and Assistant    1995       112,615      2,076      --        8,100(2)       -0-        --      11,008
 Secretary

Harold F. Herron  1997       $31,900    $   990      --      120,858(3)       -0-        --     $ 3,300
 Vice President   1996       113,600      -0-        --         --            -0-        --       4,037
                  1995       117,238      2,033      --         --            -0-        --       6,626

R. Scott Lorimer  1997      $100,395     $8,100      --       54,299(1)       -0-        --     $10,300
 Treasurer        1996       110,100      -0-        --         --            -0-        --      13,749
 and CFO          1995       112,403      2,098      --        5,681(2)       -0-        --      10,989


        (1) Includes bonus shares of USE common stock equal to 40% of original bonus shares issued FY 1990, multiplied by $10.875, the closing bid price on issue dates. Also includes shares issued under 1996 Stock Award Program multiplied by $10.875, the closing bid price on the issue dates. These shares are subject to forfeiture on termination of employment, except for retirement, death or disability.

        (2) Includes bonus shares equal to 20% of original bonus shares issued FY 1990, multiplied by $3.75 in 1995, the closing bid price on issue dates. These shares are subject to forfeiture on termination of employment, except for retirement, death or disability.


                                       10




        (3) Includes bonus shares equal to 100% of original bonus shares issued FY 1990, multiplied by $10.875, the closing bid price on issue date. Also includes shares issued under the 1996 Stock Award Program multiplied by $10.875, the closing bid price on the issue date. These shares are subject to forfeiture on termination of employment, except for retirement, death or disability.

        (4)   Dollar   values   for  ESOP   contributions   and  401K   matching
contributions.

EXECUTIVE COMPENSATION PLANS AND EMPLOYMENT AGREEMENTS

        To provide an incentive to Mr. Larsen to develop the Green Mountain Mining Venture (" GMMV") into a producing mine as soon as possible, in fiscal 1993 the USE Board adopted a long-term incentive arrangement under which Mr. Larsen is to be paid a non-recurring $1,000,000 cash bonus, provided that the Nuexco Exchange Value of uranium oxide concentrates has been maintained at $25.00 per pound for six consecutive months, and provided further that USE has received cumulative cash distributions of at least $10,000,000 from GMMV as a producing property.

        The Company has adopted a plan to pay the estates of Messrs. Larsen, Evans and Svilar amounts equivalent to the salaries they are receiving at the time of their death, for a period of one year after death, and reduced amounts for up to five years thereafter. The amounts to be paid in such subsequent years have not yet been established, but would be established by the Boards of the Company and Crested.

        Mr. Svilar has an employment agreement with the Company and Crested, which provides for an annual salary in excess of $100,000, with the condition that Mr. Svilar pay an unspecified amount of expenses incurred by him on behalf of the Company and its affiliates. In the event Mr. Svilar's employment is involuntarily terminated, he is to receive an amount equal to the salary he was being paid at termination, for a two year period. If he should voluntarily terminate his employment, the Company and Crested will pay him that salary for nine months thereafter. The foregoing is in addition to Mr. Svilar's Executive Severance and Non-Compete Agreement with the Company (see below).

        In fiscal 1992, the Company signed Executive Severance and Non-Compete Agreements with Messrs. Larsen, Evans, Svilar and Lorimer, providing for payment to such person upon termination of his employment with the Company, occurring within three years after a change in control of the Company, of an amount equal to (i) severance pay in an amount equal to three times the average annual compensation over the prior five taxable years ending before change in control,
(ii) legal fees and expenses incurred by such persons as a result of termination, and (iii) the difference between market value of securities issuable on exercise of vested options to purchase securities in USE, and the options' exercise price. These Agreements also provide that for the three years following termination, the terminated individual will not compete with USE in most of the western United States in regards to exploration and development activities for uranium, molybdenum, silver or gold. For such non-compete covenant, such person will be paid monthly over a three year period an agreed amount for the value of such covenants. These Agreements are intended to benefit the Company's shareholders, by enabling such persons to negotiate with a hostile takeover offeror and assist the Board concerning the fairness of a takeover, without the distraction of possible tenure insecurity following a change in control. As of this Proxy Statement date, the Company is unaware of any proposed hostile takeover.

        The Company and Crested provide all of their employees with certain forms of insurance coverage, including life and health insurance. The health insurance plan does not discriminate in favor of executive employees; life insurance of $50,000 is provided to each member of upper management (which includes all persons in the compensation table), $25,000 of such coverage is provided to middle-management employees, and $15,000 of such coverage is provided to other employees.

        EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP"). An ESOP has been adopted to encourage ownership of the Common Stock by employees, and to provide a source of retirement income to them. Because the persons performing duties for the Company are employees of USE, they benefit from the ESOP and the other compensation plans of USE, as described below. The ESOP is a combination stock bonus plan and money purchase pension plan. It is expected that the ESOP will continue to invest primarily in the Common Stock. Messrs. Larsen, Herron and Evans are the trustees of the ESOP.

        Contributions   to  the  stock  bonus  plan  portion  of  the  ESOP  are
discretionary and are limited to a maximum of 15% of the covered employees' compensation for each year ended May 31. Contributions to the money purchase portion of the ESOP are mandatory (fixed at ten percent of the compensation of covered employees for each year), are not dependent upon profits or the presence of accumulated earnings, and may be made in cash or shares of Company Common Stock.

        The Company made a contribution of 24,069 shares to the ESOP for fiscal 1997, all of which were contributed under the money purchase pension plan. At the time the shares were contributed, the market price was approximately $8.87 per share, for a total contribution with a market value of $213,492, (which has been funded by the Company). Crested and the Company are each responsible for one-half of that amount (i.e., $106,746) and Crested currently owes its one-half to the Company.

        Employees are eligible to participate in the ESOP on the first day of the plan year (June 1) following completion of one year of service in which at least 1,000 hours are credited. Each employee's participation in the ESOP continues until the ESOP's anniversary date coinciding with or next following termination of service by reason of retirement, disability or death. In these cases, the participant will share in the allocation of USE's contributions for the ESOP year in which the retirement, death or disability occurs, and will have a fully-vested interest in allocations to the participant's account.

        An employee's participation in the ESOP does not cease upon termination of employment. If the employment of a participant in the ESOP is terminated for reasons other than disability, death, or retirement (unless the employee receives a lump sum distribution upon the termination of employment), participation continues following the termination, until five consecutive one-year breaks in service have been incurred. An employee is deemed to have incurred a one-year break in service during any year in which 500 or fewer hours of service are completed.

        Employee interests in the ESOP are earned pursuant to a seven year vesting schedule. Upon completion of three years of service for the Company, the employee is vested as to 20% of the employee's account in the ESOP, and thereafter at the rate of 20% per year. Any portion of an employee's ESOP account which is not vested is forfeited upon termination of employment for any reason, other than retirement, disability, or death.

        The 24,069 shares issued to the ESOP for fiscal 1997 included 1,524 shares allocated to John L. Larsen's account, 886 shares allocated to Max T. Evans' account, 371 shares allocated to Harold F. Herron's account, 1,274 shares allocated to Daniel P. Svilar's account, and 1,166 shares allocated to R. Scott Lorimer's account, for a total of 5,221 shares allocated to accounts for all executive officers as a group (five persons). Shares forfeited by terminated employees who were not fully vested were reallocated to plan participants and included 323, 188, 78, 271 and 247 shares to the accounts of Messrs. Larsen, Evans, Herron, Svilar and Lorimer, respectively. The accounts of the executive officers are fully vested, as they have all been employed by the Company and USECC for more than the past seven years. Allocations of shares for fiscal 1998 have not been made with respect to any participant in the ESOP.

        The maximum loan outstanding during fiscal 1997 under a loan arrangement between the Company and the ESOP, was $1,014,300 at May 31, 1997 for loans made in fiscal 1992 and 1991. Interest owed by the ESOP was not booked by the Company. Crested pays one-half of the amounts contributed to the ESOP by USE. Because the loans are expected to be repaid by contributions to the ESOP, Crested may be considered to indirectly owe one-half of the loan amounts to USE. The loan was reduced by $183,785 plus interest of $168,574.84 through the contribution of shares by the ESOP to the ESOP in 1996. There was no similar reduction, however, for fiscal 1997.

        STOCK OPTION PLAN. The Company has an incentive stock option plan ("ISOP"), reserving an aggregate of 975,000 shares of Common Stock for issuance upon exercise of options granted thereunder. Awards under the plan are made by a committee of two or more persons selected by the Board (presently Messrs. Herron, Bebout, Brenman and Fraser). The committee establishes the exercise periods and exercise prices for options granted under the plan. The Board ultimately ratifies the actions of the committee. Total grants to officers and directors as a group may not exceed 275,000 shares.

        Options expire no later than ten years from the date of grant, and upon termination of employment, except in cases of death, disability or retirement. Subject to the ten year maximum period, upon the death, retirement or permanent and total disability of an optionee, options are exercisable for three months (in case of retirement or disability) or one year (in case of death) after such event. In fiscal 1994, conditions relating to periods of Company service before vesting of stock purchased on exercise of the non-qualified options were removed.

        For fiscal 1996, options to purchase 360,000 shares of Common Stock were granted to USE employees (none were granted to officers or directors), at an exercise price of $4.00 per share (the closing bid price on grant date in December 1996). In fiscal 1997, options to purchase 106,100 shares (previously issued to employees in 1992 and 1996) were exercised. None of the exercised options had been held by officers or directors.

        The following table shows unexercised options, how much thereof were exercisable, and the dollar values for in-the-money options, at May 31, 1997.

       AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     (a)                    (b)            (c)                (d)                   (e)
                                                                                 Value of
                                                           Number Of            Unexercised
                                                          Unexercised          In-the-money
                                                        Options/sars At       Options/sars At
Shares                                 Fy-end (#)          Fy-end($)
                         Acquired         Value          Exercisable/           Exercisable
Name                  On Exercise (#)  Realized($)       Unexercisable         Unexercisable
----                  ---------------  -----------       -------------         -------------

John L. Larsen,             -0-            -0-              100,000             $687,000(1)
  CEO, President                                          exercisable         exercisable and
                                                                                unexercised

                                                            100,100             $597,597(2)
                                                          exercisable         exercisable and
                                                                                unexercised

Max T. Evans,               -0-            -0-              57,200              $341,484(2)
  Secretary                                               exercisable         exercisable and
                                                                                unexercised

Harold F. Herron,           -0-            -0-              11,000              $65,670(2)
  Vice President                                          exercisable         exercisable and
                                                                                unexercised

Daniel P. Svilar            -0-            -0-              66,000              $394,020(2)
  Assistant Secretary                                     exercisable         exercisable and
                                                                                unexercised

R. Scott Lorimer            -0-            -0-              29,700              $177,309(2)
  Treasurer                                               exercisable         exercisable and
                                                                                unexercised

(1)  Equal to $8.87 closing bid on last trading day in FY 1997, less $2.00 per share option exercise price, multiplied by all shares exercisable.

(2)  Equal to $8.87 closing bid on last trading day in FY 1997, less $2.90 per share option exercise price, multiplied by all shares exercisable.

        RESTRICTED STOCK PLANS. The Company and Crested have issued stock bonuses to various executive officers and directors of the Company and others. These shares are subject to forfeiture to the issuer by the grantee if employment terminates otherwise than for death, retirement or disability. If the required service is completed, the risk of forfeiture lapses and the shares become the unrestricted property of the holder. Messrs. Larsen, Evans, Herron, Svilar, Lorimer and all executive officers who are participants of this restricted stock plan, as a group (five persons), received 25,200, 12,750, 18,900, 18,360, 15,120, and 90,330 shares of Common Stock, respectively, through fiscal 1997. Shares issued through fiscal 1997 also include 20,000 for Don C. Anderson, director. The shares issued in 1997 represent a 40% bonus (20% for 1996 and 20% for 1997) on this plan's original shares. The expenses relating to these stock issuances are shared equally by the Company and Crested. Additional shares were issued in calendar 1997 under the 1996 Stock Award Program. See below.

        SUBSIDIARY PLANS. During the year ended May 31, 1991, Brunton adopted a salary deduction plan intended to qualify as a deferred compensation plan under Internal Revenue Code Section 401(k). Harold F. Herron and John L. Larsen are the only Company officers who are able to participate in this retirement plan. The fiscal 1994 acquisition of Brunton by the Company, and the sale of Brunton in 1996, have not affected the Brunton 401(k) plan.

        Other than as set forth above, neither the Company nor any of its subsidiaries have any pension, stock option, bonus, share appreciation, rights or other plans pursuant to which they compensate the executive officers and directors of the Company. Other than as set forth above, no executive officer received other compensation in any form which, with respect to any individual named in the Cash Compensation Table, exceeded ten percent of the compensation reported for that person, nor did all executive officers as a group receive other compensation in any form which exceeded ten percent of the compensation reported for the group.

DIRECTORS' FEES AND OTHER COMPENSATION

        The Company pays non-employee directors a fee of $150 per meeting attended. All directors are reimbursed for expenses incurred with attending meetings.

        Prior to fiscal 1992, the Board authorized the Executive Committee to make loans to members of the Board, or to guarantee their obligations in amounts of up to $50,000, if such loans or surety arrangements would benefit the Company. Any loans or surety arrangements for directors which are in excess of $50,000 will require Board rather than Executive Committee approval. The Company loaned $25,000 to David W. Brenman under this plan prior to fiscal 1991. The loan to Mr. Brenman bears interest at the prime rate of the Chase Manhattan Bank and was due September 1, 1994, but has been extended to December 31, 1997 by
Board vote (Mr. Brenman abstaining). The loan was provided as partial consideration for Mr. Brenman's representation of the Company to the financial community in New York City. The loan to Mr. Brenman originally was approved by the executive committee.

        1996 STOCK AWARD PROGRAM. The Board of Directors and the shareholders of the Company have approved an annual incentive compensation arrangement for the issuance of up to 67,000 shares of Common Stock each year (from 1997 through 2002) to the five executive officers of the Company, in amounts to be determined each year based on the earnings of the Company for the prior fiscal year ended May 31.

        Shares will be issued annually, provided that each officer to whom the shares are to be issued is employed by the Company as of the issue date of the grant year, and provided further that the Company has been profitable in the preceding fiscal year. The officers will receive up to an aggregate total of 67,000 shares per year for the years 1997 through 2002, although if in prior years, starting in 1997, fewer than 67,000 USE shares are awarded in any one or more years, the unissued balance of the 67,000 share maximum will be available for issue in subsequent years. One-half of the compensation expense under the Program is the responsibility of Crested. The Board of Directors determines the date each year (starting in 1997) when shares are to be issued.

        The number of shares to be awarded each year out of such 67,000 shares aggregate limit is determined by the Compensation Committee, and will be based on certain criteria including the Company's earnings per share of Common Stock for the prior fiscal year. The total shares issued shall be divided among the officers based on the following percentages: John L. Larsen 29.85%, Daniel P. Svilar 22.39%, Max T. Evans 17.91%, Harold F. Herron

14.93% and R. Scott Lorimer 14.93%. Other factors bearing on the prior year's profitability may be taken into consideration by the Compensation Committee. In addition, the actual issuance of the number of shares recommended by the Compensation Committee to be awarded to the officers presently is required to be submitted for approval by shareholders of the Company at the Annual Meeting held subsequent to the end of the fiscal year.

        In fiscal 1996, the Compensation Committee determined the Program award for fiscal 1996 to be 14,158 shares of Common Stock, as follows: John L. Larsen (4,226 shares), Harold F. Herron 2,113 shares), R. Scott Lorimer (2,113 shares), Daniel P. Svilar (3,170 shares), and Max T. Evans (2,536 shares). This award was approved by the shareholders at the 1996 Annual Meeting. Such shares have been issued to the officers as of the date of this Proxy Statement.

       The 1996 Stock Award Program is proposed to be changed. See Proposal Two.

                                  PROPOSAL TWO

        To approve the Restated 1996 Stock Award Program to (i) extend its term for an additional five years (through 2007), without increasing the total number of shares presently issuable under the Plan; (ii) increase the incentive for eligible officers to remain with the Company by making shares issued under the Program forfeitable until retirement, death or disability; and (iii) eliminate the present requirement of annual shareholder approval of amounts of shares to be awarded to the eligible officers.

        The Board of Directors has approved the following changes to the Program, which has been renamed the "Restated 1996 Stock Award Program" and will take effect upon approval by shareholders at the 1997 Annual Meeting of Shareholders.

        First, the Program is proposed to be extended for an additional five years to allow for the distribution (if warranted by Company performance) of the total number of shares available under the Program. Currently, 67,000 shares of Common Stock are issuable each year (402,000 shares from and including 1997 through 2002). Although shares not issued out of the annual 67,000 share limit are available for issue in future years, the present expiration of the Program in 2002 could result in the premature elimination of the Program if shares were available for issue from prior years, but not issued out by 2002. The term of the Restated 1996 Stock Award Program has been extended through 2007.

        Second, to provide additional incentive for the officers to remain with the company over the years, each allocation of shares to an officer under the Restated Program each year will be issued in the name of the officer, and will be earned out (vested) over 5 years, at the rate of 20% as of May 31 of each year following the date of issue of the shares. However, none of the vested shares shall become available to or come under the control of the officer in whose name the shares were issued, until termination of employment by retirement, death or disability. Upon termination of employment, the shares and certificates will be released to the officer. Until termination, the share certificates will be held by the Treasurer of the company. Voting rights will be exercised over the shares by the non-employee directors of the Company, in their discretion. Dividends or other distributions on or with respect to the shares will be held by the Treasurer for the benefit of the officers.

        Third, to eliminate unnecessary corporate administration expense, the number of shares to be awarded annually to each officer under the Restate Program, as determined by the Compensation Committee, will not be submitted to the shareholders of the Company for approval, as the overall 1996 Stock Award Program was approved by the shareholders in 1996.

        Management of the Company recommends the shareholders vote for Proposal Two.

                        COMMITTEES AND MEETING ATTENDANCE

        During the fiscal year ended May 31, 1997 there were six Board meetings and three Executive Committee meetings. Each current member of the Board attended at least 75% of the combined Board meetings and meetings of committees on which the director serves. From time to time, the Board and Executive Committee act by unanimous written consent pursuant to Wyoming law. Such actions are counted as meetings for purposes of disclosure under this paragraph.

        The Board has established an Executive Committee to act in place of the Board between meetings of the Board. The Executive Committee had three meetings in fiscal 1997.

        An Audit Committee has also been established by the Board. The Audit Committee had one meeting in fiscal 1997. Members of the Audit Committee have also met informally at various times during the year. The Audit Committee reviews the Company's financial statements and accounting controls, and contacts the independent public accountants as necessary to ensure that adequate accounting controls are in place and that proper records are being kept. The Audit Committee also reviews the audit fees of the independent public accountants.

        The Compensation Committee reviews, approves and makes recommendations on the Company's compensation policies, practices and procedures. During the year ended May 31, 1997, the members of the Compensation Committee discussed compensation matters on an individual basis and had one formal meeting.

        A Management Cost Apportionment Committee was established by USE and Crested in 1982, for the purpose of reviewing the apportionment of costs between USE and Crested. John L. Larsen, Max T. Evans and Scott Lorimer are members of this Committee.

        The Board of Directors has a Nominating Committee, which did not meet during the most recently completed year. The Nominating Committee will consider nominees recommended by security holders for consideration as potential nominees. Anyone wishing to submit a potential nominee for consideration as a management nominee for the 1998 Annual Meeting must provide the nominee's name to the Nominating Committee not later than June 9, 1998, together with a completed questionnaire, the form of which will be supplied by the Company on request.

                           CERTAIN OTHER TRANSACTIONS

        TRANSACTIONS WITH SHEEP MOUNTAIN PARTNERS ("SMP"). In fiscal 1989, the Company and Crested through USECC sold a one-half interest in the Sheep Mountain properties to Cycle Resource Investment Corporation ("CRIC"), a wholly-owned subsidiary of Nukem, Inc., and thereafter USECC and CRIC contributed their 50% interests in the properties to a new Colorado partnership, SMP, which was organized to further develop and mine the uranium claims, market uranium and acquire additional uranium sales contracts. Due to disputes with CRIC and Nukem, (which had been in arbitration proceedings, and the results of the arbitration having been appealed by Nukem and CRIC to the United States Tenth Circuit Court of Appeals), necessary mine maintenance has been funded by USECC alone. During fiscal 1997, the Company and Crested received $4,000,000 from the SMP escrow accounts as part of their monetary damages awarded by the Arbitration Panel. This $4,000,000 was first applied to the account receivable for mine standby costs as required under recovery cost accounting rules. At May 31, 1997 a $8,600,000 monetary award remains unpaid as well as certain equity damages.

        TRANSACTIONS WITH YELLOW STONE FUELS CORP. Yellow Stone Fuels Corp., hereafter ("YSFC") was organized on February 17, 1997 in Ontario, Canada. As of February 17, 1997, YSFC acquired all the outstanding shares of Common Stock of Yellow Stone Fuels, Inc. (a Wyoming corporation which was organized on June 3,1996), in exchange for YSFC issuing the same number of shares of YSFC Stock to the former shareholders of Yellow Stone Fuels, Inc. ("YFI"). YSFC and its wholly-owned subsidiary Yellow Stone Fuels, Inc. will hereafter be referred to collectively as YSFC.

        In order to concentrate the efforts of USECC on conventional uranium mining using the Shootaring and Sweetwater Mills, USECC decided to take a minority position in Yellow Stone Fuels, Inc. and not be directly involved in properties believed suitable for the production of uranium through the in-situ leach ("ISL") mining process. USECC will have first call on any uranium ore bodies YSFC discovers which are amenable to conventional mining and milling and YSFC will have a call on ore bodies discovered by USECC amenable to the ISL process. In the ISL process, groundwater fortified with oxidizing agents is pumped into the ore body, causing the uranium contained into the ore to dissolve. The resulting solution is pumped to the surface where it is further processed to a dried form of uranium which is shipped to conversion facilities for eventual sale. Generally, the ISL process is more cost effective and environmentally benign compared to conventional underground mining techniques. In addition, less time may be required to bring an ISL mine into operation than to permit and build a conventional mine.

        As of May 31, 1997, YSFC had 10,545,000 shares of Common Stock issued and outstanding, including 3,000,000 shares (28.5%) issued to USE and Crested. Most of the funds used by YSFC have been provided by USECC under a $400,000 loan facility. As part consideration for the loan, USE and Crested entered into a Voting Trust Agreement having an initial term of 24 months or until the $400,000 loan facility is paid, with two principal shareholders of YSFC, whereby USE and Crested will have voting control of more than 50% of the outstanding shares of YSFC. The majority of the remaining outstanding YSFC shares are owned by family members of John L. Larsen, Chairman of USE.

        YSFC has staked and/or leases or holds unpatented mining claims, state leases, and patented mining claims covering approximately 10,200 acres in Wyoming and New Mexico.

        YSFC will require additional funding to maintain its property acquisition program, conduct the geological and engineering studies on properties to evaluate their suitability to in-situ recovery methods, and to build and operate in-situ recovery facilities on suitable properties. YSFC is currently seeking additional funding, but there is no assurance that such funding will be obtained. If YSFC obtains equity funding, the current shareholders' ownership interest would be reduced, however the $400,000 loan facility from USE and Crested is convertible to YSFC common stock, so that USE's and Crested's equity ownership levels could be maintained.

        In fiscal 1997, USE and USECC entered into several agreements with YSFC, including a Milling Agreement through Plateau Resources. The Shootaring Canyon mill facilities will be available to YSFC to transport uranium concentrate slurry and loaded resin to the mill and process it into uranium concentrate ("yellowcake"), for which Plateau will be paid its direct costs plus 10%. Other agreements include a Drill Rig Lease Agreement for YSFC to have access to USE drilling rigs at the prevailing market rates; an Outsourcing and Lease Agreement for assistance from USECC accounting and technical personnel on a cost plus 10% basis and a sublease for 1,000 square feet of office space for $1,000 per month; and a Ratification of Understanding by which USECC will offer to YSFC (with a reserved royalty in amounts to be agreed on later but not exceeding 10% of uranium concentrated produced) any uranium properties amenable to in-situ production which USECC acquires or has the right to acquire. In return, YSFC will offer to USECC ( with a reserve royalty in amounts to be agreed on later) uranium properties amenable to conventional mining methods which YSFC acquires or has the right to acquire. USECC also will make its library of geological information and related materials available to YSFC. YSFC also has a Storage Agreement with GMMV by which YSFC stores used low-level contaminated mining equipment purchased from a third party at GMMV's Sweetwater Mill; YSFC is responsible for any bonding and handling obligations for the stored equipment, and pays GMMV nominal rent for the storage.

        TRANSACTIONS WITH SUTTER GOLD MINING COMPANY. In fiscal 1991, USE acquired an interest in the Lincoln Project (including the underground Lincoln Mine and the 2,800 foot Stringbean Alley decline) in the Mother Lode Mining District of Amador County, California, held by a mining joint venture known as the Sutter Gold Venture ("SGV"). The entire interest of SGV is now owned by USECC Gold L.L.C., a Wyoming limited liability company, which is a subsidiary of Sutter Gold Mining Company, a Wyoming corporation ("SGMC").

        In fiscal 1997, SGMC completed private financings totalling a net of $6,511,200 ($1,106,700 through a private placement conducted in the United States by RAF Financial Corporation, and $5,404,500 through a private placement conducted in Toronto, Ontario, Canada by C.M. Oliver & Company Limited). The proceeds from these financings (after deduction of commissions and offering costs) are being applied to pre-production mine development, mill design, and property holding and acquisition cost. SGMC anticipates production mining will commence in mid- calendar 1998 and that by that time, construction of a 500 ton per day gold mill will have been completed. Additional financing will be sought in 1998 to complete mill construction and start production mining.

        After completion of the two private financings, and taking into account a restructuring of the ownership of USE and Crested in SGMC (and additional issue of 75,000 shares to settle a dispute with Amador United, see below), USE and Crested each own the following securities of SGMC:

        (a) 30.7% and 3.2% of the outstanding shares of Common Stock which would be reduced to 23.5% and 2.5%, respectively, in the event outstanding warrants held by the Canadian investors to purchase 1,454,800 more shares of Common Stock are exercised at Cdn$6.00 per share 18 months from the date of closing of the offering in Canada and the outstanding warrants held by C.M. Oliver to purchase 145,480 more shares of Common Stock are exercised at Cdn$5.50 per share, before May 13, 1999. The preceding percentages of SGMC Common Stock do not reflect 345,200 warrants that may be sold in the Offering or shares that may be acquired by USE and Crested pursuant to the USECC $10,000,000 Contingent Stock Purchase Warrant (described below) issued as consideration for certain of the voluntary reductions in the ownership of SGMC shares by USE and Crested, in connection with the private offering in Canada. One reorganization of the capital structure was required by RAF Financial Corporation in connection with its private placement of SGMC shares, and the other was required by C.M.
Oliver & Company Limited in the Canadian private placement.

        (b) A $10,000,000 Contingent Stock Purchase Warrant (the "USECC Warrant") was issued to USE and Crested in connection with the restructuring of SGMC. The USECC Warrant is owned 88.9% by USE and 11.1% by Crested. The USECC Warrant provides that for each ounce of gold over 300,000 ounces added to the proven and probable category of SGMC's reserves (up to a maximum of 400,000 additional ounces), using a cut-off grade of 0.10 ounces of gold per ton (at minimum vein thickness of 4 feet), USE and Crested will be entitled to acquire additional shares of Common Stock from SGMC (without paying additional consideration). The number of additional shares issuable for each new ounce of gold reserves will be determined by dividing US$25 by the greater of $5.00 or the weighted average closing price of the Common Stock for the 20 trading days before exercise of the USECC Warrant. The USECC Warrant is to be exercised semi-annually. However, as an alternative to exercise of the USECC Warrant, SGMC has the right to pay USE and Crested US$25 in cash for each new ounce of gold
(payable out of a maximum of 60% of net cash-flow from SGMC's mining operations). Additions to reserves will be determined by an independent geologist agreed upon by the parties.

        In fiscal 1997, SGMC issued 75,000 shares of Common Stock to Amador United Gold Mines to settle certain disputes between such company and SGMC, USE and Crested. In addition, SGMC bought about one-third of the outstanding shares of Keystone Mining Company owned by The Salvation Army. The Keystone Mining Company owns property in the Lincoln Project leased to SGMC.

        Effective June 1, 1996, SGMC entered into a Management Agreement (dated as of May 22, 1996) with USE under which USECC provides administrative staff and services to SGMC. USECC is reimbursed for actual costs incurred, plus an extra 10% during the exploration and development phases; 2% during the construction phase; and 2.5% during the mining phase (such 2.5% charge to be replaced with a fixed sum which with parties will negotiate at the end of two years starting when the mining phase begins). The Management Agreement replaces a prior agreement by which USE provided administrative services to SGMC.

        TRANSACTIONS WITH DIRECTORS. Three of the Company's directors, Messrs. Larsen, Evans and Herron, are trustees of the ESOP. In that capacity they have an obligation to act in the best interests of the ESOP participants. This duty may conflict with their obligations as directors of the Company in times of adverse market conditions for the Common Stock, or in the event of a tender offer or other significant transaction.

        In general, the ESOP trustees exercise dispositive powers over shares held by the ESOP, and exercise voting powers with respect to ESOP shares that have not been allocated to a participant's account. In addition, the Department of Labor has taken the position that in certain circumstances ESOP trustees may not rely solely upon voting or dispositive decisions expressed by plan participants, and must investigate whether those expressions represent the desires of the participants, and are in their best interests.

        Harold F. Herron, son-in-law of John L. Larsen, has been living in and caring for a house owned by the Company until such time as the property was sold. In fiscal 1995, Mr. Herron purchased the house for $260,000, the appraised value of the property, and was reimbursed by the Company for leasehold improvements totaling $22,830. The Company accepted a promissory note in the amount of $112,170 with interest compounded annually at 7% due on September 6, 1999 as a result of this transaction. This note is secured by 30,000 shares of USE common stock owned by Mr. Herron.

        OTHER INFORMATION. The Company has adopted a stock repurchase plan under which it may purchase up to 275,000 shares of its Common Stock. These shares would be purchased in part to provide a source of shares for issuance upon the exercise of various outstanding options.

        Three of John L. Larsen's sons and a son-in-law are employed by the Company (as manager of USECC's commercial operations, uranium fuels marketing director, as chief pilot and landman, respectively). Mr. Larsen's son-in-law Harold F. Herron is an officer and director of the Company, and president and a director of Brunton. Collectively, the five individuals received $265,500 in cash compensation (paid by the Company and Crested) for those services during the fiscal year ended May 31, 1997, which amount includes $81,250 cash compensation paid Mr. Herron (principally in his capacity as president of Brunton, and also for his service as a Company vice president, see Executive Compensation above). The foregoing compensation expense was shared by the Company and Crested, in accordance with the compensation arrangements for all employees. Mr. Herron continues as president and a director of Brunton.

        The Company and Crested provide management and administrative services for affiliates under the terms of various management agreements. Revenues from services by the Company and Crested from unconsolidated affiliates were $397,700 in fiscal 1997 and $92,900 in fiscal 1996. The Company provides all employee services required by Crested. In exchange Crested is obligated to the Company for its share of the costs for providing such employees.

                              CERTAIN INDEBTEDNESS

        TRANSACTIONS INVOLVING USECC. The Company and Crested conduct the bulk of their activities through their equally-owned joint venture, USECC. From time to time the Company and Crested advance funds to or make payments on behalf of USECC in furtherance of their joint activities. These advances and payments create intercompany debt between the Company and Crested. The party extending funds is subsequently reimbursed by the other venturer. The Company had a note receivable of $6,023,400 from Crested at May 31, 1997 ($6,199,700 during fiscal
1996).

        DEBT ASSOCIATED WITH USE'S ESOP. During the year ended May 31, 1997, the Company made a contribution of 24,069 shares of Common Stock to the ESOP. Because Crested engages the Company's employees to discharge substantially all of its functions, these contributions benefitted Crested. As a result, Crested owes the Company $106,800 for one-half of the Company's contribution to the ESOP. Regular and substantial contributions by the Company to the ESOP are required to maintain the ESOP in effect. In fiscal 1996 the Company contributed 10,089 shares of Common Stock to the ESOP, for one-half of which Crested owes the Company $43,650.

        LOANS TO FOUR DIRECTORS. As of May 31, 1997 four directors owed the Company $487,000 as follows (each loan is secured with shares of Common Stock of the Company owned by the individual): Harold F. Herron $11,000 (1,000 shares); John L. Larsen $413,600 (124,000 shares), Max T. Evans $37,400 (7,500 shares)
and David W. Brenman $25,000 (4,000 shares). The outstanding loan amounts represent various loans made to the individuals over a period of several years. The loans mature December 31, 1997 and bear interest at 10% per year. For

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information  on an additional  loan to Mr. Herron,  see below.  At May 31, 1997,
John L. Larsen and members of his immediate family were indebted to the Company for $745,300 secured by 160,000 shares of the Company's Common Stock. Such indebtedness of the Larsen family would be paid by the Company withholding an equal amount out of the $1 million cash bonus payable to Mr. Larsen when the GMMV properties have been placed into production and certain related conditions have been met. See "Executive Compensation Plans and Engagement Agreements." The preceding amounts do not include the loan to Mr. Herron, see below.

        In fiscal 1995, the Company made a five year non-recourse loan in the amount of $112,170 to Harold F. Herron. The loan is secured by 30,000 shares of the Company's Common Stock, bears interest at a rate of 7% and is payable at maturity. The Board approved the loan to obtain a higher interest rate of return on the funds compared to commercial rates, and to avoid having the USE stock prices depressed from Mr. Herron selling his shares to meet personal obligations. See Transactions with Directors above.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

        The Board has selected Arthur Andersen LLP as independent certified public accountants for the year ending May 31, 1998. Such firm has audited the Company's financial statements since 1990. A representative of Arthur Andersen LLP may be present at the Meeting and if present, will be available to respond to appropriate questions, and will be provided the opportunity to make a statement at the Meeting.

                          ANNUAL REPORT TO SHAREHOLDERS

        A copy of the 1997 Annual Report to Shareholders, including financial statements, has been forwarded to all record shareholders entitled to vote at the Meeting. If any recipient of this Proxy Statement has not received a copy of that Annual Report, please notify Max T. Evans, 877 North 8th West, Riverton, WY 82501, telephone (307) 856-9271, and the Company will send a copy.

                             SHAREHOLDERS' PROPOSALS

        The next Annual Meeting of Shareholders is expected to be held in November of 1998. Shareholder proposals to be presented at the next Annual Meeting of Shareholders must be received in writing by the Company at its offices in Riverton, Wyoming, addressed to the President, no later than June 9, 1998.

                                  OTHER MATTERS

        The Board does not know of any other matters which may properly come before the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the appointees named in the enclosed form of Proxy to vote said Proxy in accordance with their best judgment on such matters.

        Your cooperation in giving these matters your immediate attention, and in returning your Proxy promptly, will be appreciated.

                                            By Order of the Board of Directors
                                            U.S. ENERGY CORP.

                                              /s/ Max T. Evans

                                            MAX T. EVANS, Secretary

Dated: November 7, 1997


                                       20

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PROXY                           U.S. ENERGY CORP.                        PROXY
        KNOW ALL MEN BY THESE PRESENTS: That the undersigned shareholder of U.S. Energy Corp. (the "Company") in the amount noted below, hereby constitutes and appoints Messrs. John L. Larsen and Max T. Evans, or either of them with full power of substitution, as attorneys and proxies, to appear, attend and vote all of the shares of stock standing in the name of the undersigned at the Annual Meeting of the Company's shareholders to be held at the Company's executive offices, 877 North 8th West, Riverton, Wyoming 82501, on Friday, December 5, 1997 at 11:00 a.m., local time, or at any adjournments thereof upon the following:

        (INSTRUCTION:  Mark only one box as to each item.)

1. Election of Director:
   __  FOR the nominees listed below      __  AGAINST the nominees listed below
                                   __ ABSTAIN

                                 John L. Larsen

    TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, PLEASE DRAW A LINE THROUGH THE NAME OF THAT NOMINEE.

    In the event you wish to vote your shares cumulatively, write the name(s) of the person(s) you wish to vote for in the following space, and indicate the number of votes to be cast for each such nominee immediately after the name.

 ------------------------------------------------------------------------------

2 To adopt an amendment to the current 1996 Stock Award Program for executive officers.

    __ FOR                      __ AGAINST                     __ ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

                                U.S. ENERGY CORP.

    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED HEREON WITH RESPECT TO THE ABOVE PROPOSALS. WHERE NO VOTE IS SPECIFIED, THE PROXYHOLDER WILL CAST VOTES FOR THE ELECTION OF MANAGEMENT'S NOMINEES AND, IN THEIR DISCRETION, ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING.
    Sign your name exactly as it appears on the mailing label below. It is important to return this Proxy properly signed in order to exercise your right to vote, if you do not attend in person. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer, etc., indicate your full title as such.

                                               ---------------------------------
                                               Sign on this line - joint
                                               holders may sign  appropriately)

                                               ----------     ------------------
                                               (Date)         (Number of Shares)
                                               PLEASE NOTE:Please sign, date and
                                               place this Proxy in the enclosed
                                               self-addressed, postage prepaid
                                               envelope and deposit it in the
                                               mail as soon as possible.
                                               Please check if you are planning
                                               to attend the meeting.  __

                                               If  the  address on the mailing
                                               label is not correct, please
                                               provide the correct address in
                                               the following space.

                                               ---------------------------------

                                               ---------------------------------




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